1415 Wyckoff Road, P.O. Box 1468, Wall, NJ 07719

DATE:	January 10, 2002	CONTACT:	Roseanne Koberle (Media) 732-938-1112 or Dennis Puma (Investors) 732-938-1229

NEW JERSEY RESOURCES CEO TO ADDRESS
NEW YORK FINANCIAL COMMUNITY

NEW YORK, N.Y. – Laurence M. Downes, chairman and CEO of New Jersey Resources Corporation (NYSE: NJR), will address financial analysts in New York today to report on the Company’s fiscal 2001 year-end performance highlights. Mr. Downes is expected to comment on the Company’s profitable core market growth, wholesale energy services, quality initiatives and new market opportunities.

Specific fiscal 2001 highlights expected to be covered at the meeting include:

•	Record basic earnings per share of $2.95, a 9 percent increase over last year;

•	A return on equity of 15.3 percent, the highest in 17 years;

•	An effective capital management program that includes the purchase of 1.35 million shares since 1996 under the Company’s 1.5 million share repurchase program;

•	Strong customer growth of 3 percent at NJR’s principal subsidiary, New Jersey Natural Gas Company, which is almost double the national average for local distribution companies;

•	Total energy deliveries of 336 billion cubic feet (Bcf) – the third consecutive year of energy deliveries over 300 Bcf.

A full copy of today’s presentation to analysts may be viewed or downloaded from the Company’s Web site at www.njliving.com. Simply click on “Investor Relations” from the home page.

New Jersey Resources Corporation (NYSE: NJR) provides retail and wholesale energy services to customers in New Jersey and in states from the Gulf Coast to New England. Its principal subsidiary, New Jersey Natural Gas Company (NJNG), is one of the fastest-growing local distribution companies in the United States, serving more than 420,000 customers in New Jersey’s Monmouth and Ocean counties and parts of Morris and Middlesex counties. NJNG maintains a nearly 6,000 mile underground pipeline system and has added approximately 12,000 new customers annually for the past seven consecutive years. NJNG is also a leader in the off-system sales and capacity release markets. Other major operating subsidiaries of NJR include NJR Home Services and NJR Energy Services (NJRES). NJRES

provides unregulated wholesale energy services including gas supply, pipeline capacity and storage management. For more information about the NJR family of companies, visit www.njliving.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. NJR wishes to caution readers that the assumptions forming the basis for forward-looking statements include many factors that are beyond NJR’s ability to control or estimate precisely, such as estimates of future market conditions and the behavior of other market participants. Other factors that could cause actual results to differ materially from our expectations include, but are not limited to, weather conditions, economic conditions in NJNG’s service territory, impact of regulation, fluctuations in energy-related commodity prices, conversion activity, other marketing efforts and other uncertainties. More detailed information about these factors is set forth in NJR’s filings with the Securities and Exchange Commission, including NJR’s annual report on Form 10-K filed on December 26, 2001.

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